Exhibit 3.6

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LIGAND PHARMACEUTICALS INCORPORATED
A DELAWARE CORPORATION
Ligand Pharmaceuticals Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:
RESOLVED, that Paragraph (A) of ARTICLE IV of the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:
“(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that this corporation shall have authority to issue is sixty-five million (65,000,000), of which sixty million (60,000,000) shares of the par value of one-tenth of one cent ($.001) each shall be Common Stock and five million (5,000,000) shares of the par value of one-tenth of one cent ($.001) each shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of stock of this corporation entitled to vote in the election of directors.”
SECOND: That, thereafter, the stockholders of said Corporation approved the amendment by vote of the outstanding shares in accordance with Section 222 of the DGCL.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 19th day of June, 2018.

LIGAND PHARMACEUTICALS INCORPORATED
By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Senior Vice President, General Counsel and Secretary